Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "FG FINANCIAL GROUP, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF OCTOBER, A.D. 2022, AT 1:51 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5222518 8100
SR# 20223744710

Authentication: 204598377
Date: 10-11-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:51 PM 10/11/2022
FILED 01:51 PM 10/11/2022
SR 20223744710 - File Number 5222518

STATE OF DELAWARE

CERTIFICATE OF CORRECTION OF

FG FINANCIAL GROUP, INC.

FG Financial Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is FG Financial Group, Inc.

2. That a Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of FG Financial Group, Inc. was filed by the Secretary of State of Delaware on September 27, 2022, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is:

   Due to a scrivener's error in the first paragraph of Article IV of the Certificate, the par value of FG Financial Group, Inc.'s 8.00% Cumulative Preferred Stock, Series A, is stated as $0.001 per share instead of $25 per share.

4. Article IV, first paragraph, of the Certificate is corrected to read as follows:

   "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, of which (i) One Hundred Million (100,000,000) shares shall be designated as common stock, par value $0.001 per share (the "*Common Stock*"), (ii) Ninety-nine Million (99,000,000) shares shall be designated as preferred stock, par value $0.001 per share (the "*Preferred Stock*"), and (iii) One Million (1,000,000) shares shall be designated as preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A (the "*Cumulative Preferred Stock*")."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 11th day of October, A.D. 2022.

By: ______________________
Authorized Officer

Name: Hassan R. Baqar
Print or Type

Title: Chief Financial Officer

22845837.1
238013-10001